UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 7, 2008
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SunPower Corporation
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-34166	94-3008969
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File No.)	Identification No.)

3939 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)
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   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 7, 2008, the board of directors of SunPower Corporation (the “Company”) amended and restated the By-laws of the Company.  The amendments to the By-laws provide, among other things, that stockholders must give advance notice to the Company of any business that they propose to bring before an annual meeting or of any person that they propose to be nominated as a director and must follow the other procedures set forth in the amended and restated By-Laws.

The advance notice provisions specify information that must be set out in a stockholder’s notice in respect of a shareholder proposal or stockholder nominee, including the disclosure all stock ownership and derivative positions in the Company’s stock.  Under the advance notice provisions, to be timely, a stockholder’s notice must be delivered or mailed to the Secretary of the Company at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.  These provisions are designed to ensure that the Company and its stockholders have adequate information to evaluate any proposal or stockholder nominee in advance of any stockholders meeting.

The foregoing summary description of the amended and restated By-laws does not purport to be complete and is qualified in its entirety by reference to the full text of the amended and restated By-laws, a copy of which is attached as Exhibit 3.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated By-Laws of SunPower Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: November 7, 2008	By: /s/ Bruce Ledesma
Name: Bruce Ledesma
Title: General Counsel and Corporate Secretary

Exhibit No.	Description
3.1	Amended and Restated By-Laws of SunPower Corporation